Exhibit 99.1

MagnaChip Reports Second Quarter 2011 Financial Results

•	Revenue of $204 Million up 8% Sequentially and 5% Year-over-Year

•	Power Solutions Revenue Grew 16% Sequentially and 97% Year-over-Year

•	Gross Profit Expands 240 Basis Points Sequentially

•	GAAP Net Income $32 Million or $0.78 Per Diluted Share

SEOUL, South Korea and CUPERTINO, Calif., July 27, 2011 — MagnaChip Semiconductor Corporation (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the second quarter ended June 30, 2011.

Revenue for the second quarter of 2011 was $203.7 million, an 8.4% increase compared to $187.9 million for the first quarter of 2011, and a 4.6% increase compared to $194.7 million for the second quarter of 2010.

Gross profit was $66.2 million or 32.5%, as a percent of revenue, for the second quarter of 2011. This compares to gross profit of $56.5 million or 30.1% for the first quarter of 2011 and $64.5 million or 33.1% for the second quarter of 2010.

“I am very pleased that revenue for our three business segments grew during the quarter and that gross profit expanded as a result of strong execution by our sales and manufacturing organizations,” said Sang Park, MagnaChip’s Chairman and Chief Executive Officer. “Not only did our Power Solutions segment grow 16 percent sequentially, but our Display Solutions segment posted double-digit revenue growth this quarter as well. Additionally, our Foundry business was up 5% over the March quarter despite overall market softness as reported by several foundry providers. I am very encouraged by the traction of our new products, which has increased the design-win activity for both our Power Segment and Foundry Services. This better positions us strategically for growth in the coming years.”

Net income, on a GAAP basis, for the second quarter of 2011 totaled $31.6 million or $0.78 per diluted share. This compares to net income of $22.5 million or $0.57 per diluted share for the first quarter of 2011 and a net loss of $30.7 million or $0.81 per diluted share for the second quarter of 2010.

Adjusted net income, a non-GAAP measurement, for the second quarter of 2011 totaled $22.5 million or $0.56 per diluted share compared to $15.7 million or $0.40 per diluted share for the first quarter of 2011 and $25.7 million or $0.68 per diluted share for the second quarter of 2010.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip Semiconductor Corporation’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP.

Combined cash balances (cash and cash equivalents plus short-term investments) totaled $177.8 million at the end of the second quarter of 2011, a decrease of $16.4 million from the end of the prior quarter due to a cash payment of $38.2 million related to the $35 million repurchase of senior notes during the quarter. Cash provided from operations totaled approximately $48.3 million for the second quarter of 2011.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Semiconductor Manufacturing Services	$96,458	$92,266	$101,564
Display Solutions	82,719	74,464	80,584
Power Solutions	23,739	20,412	12,040
Other	763	779	512
Total Revenue	$203,679	$187,921	$194,700

Second Quarter and Recent Company Highlights

•	Reduced the Company’s Outstanding Senior Notes from $250M to $215M by Repurchasing and Retiring $35M of Principal.

•	Began Wafer Production for ELMOS’ 0.35um Automotive Semiconductor Products.

•	Delivered Working Samples of an LED Lighting Product targeted for the Fast Growing LED Market.

•	Developed a High Voltage IGBT Power Module for Industrial and Consumer Appliance Applications.

Non-GAAP Metrics

Adjusted EBITDA excludes charges related to depreciation and amortization, interest expense, net, income tax expense, restructuring and impairment activities, stock-based compensation expense, foreign currency loss (gain), net, derivative valuation loss (gain), net, special expense for the IPO employee incentive payment, and loss on early extinguishment of senior notes. Adjusted net income (loss) excludes charges related to restructuring and impairment, stock-based compensation expense, amortization of intangible assets associated with continuing operations, foreign currency loss (gain), net, derivative valuation loss (gain), net, special expense for the IPO employee incentive payment, and loss on early extinguishment of senior notes. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip Semiconductor Corporation is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip Semiconductor believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip Semiconductor’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip Semiconductor Corporation’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including third quarter 2011 revenue. All forward-looking statements included in this release are based upon information available to MagnaChip Semiconductor as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip Semiconductor Corporation’s filings with the SEC, including our Form 10-K filed on March 18, 2011 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip Semiconductor Corporation assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-3-6903-3195 chankeun.park@magnachip.com

# # #

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010
Net sales	$203,679	$187,921	$194,700
Cost of sales	137,497	131,447	130,166

Gross profit	66,182	56,474	64,534

Gross profit %	32.5%	30.1%	33.1%

Selling, general and administrative expenses	17,458	15,401	15,964
Research and development expenses	20,614	18,498	20,543
Restructuring and impairment charges	2,475	—	267
Special expense for IPO incentive	—	12,146	—

Operating income	25,635	10,429	27,760

Other income (expense)
Interest expense, net	(6,369)	(7,111)	(6,557)
Foreign currency gain (loss), net	18,234	21,359	(48,273)
Loss on early extinguishment of senior notes	(4,103)	—	—
Other	203	166	(950)

	7,965	14,414	(55,780)

Income (loss) before income taxes	33,600	24,843	(28,020)

Income tax expense	1,970	2,375	2,727

Net income (loss)	$31,630	$22,468	$(30,747)

Earnings (loss) per common share :
-Basic	$0.81	$0.59	$(0.81)
-Diluted	$0.78	$0.57	$(0.81)

Weighted average number of shares—Basic	39,066,303	38,332,750	37,819,820
Weighted average number of shares—Diluted	40,294,902	39,570,522	37,819,820

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2011	2011	2010
Net income (loss)	$31,630	$22,468	$(30,747)
Adjustments:
Depreciation and amortization	15,412	13,903	14,508
Interest expense, net	6,368	7,111	6,557
Income tax expense	1,970	2,375	2,727
Restructuring and impairment charges	2,475	—	267
Stock-based compensation expense	605	641	1,279
Foreign currency loss (gain), net	(18,234)	(21,359)	48,273
Derivative valuation loss (gain), net	(203)	(158)	950
Special expense for IPO incentive	—	12,146	—
Loss on early extinguishment of senior notes	4,103	—	—

Adjusted EBITDA	$44,126	$37,127	$43,814

Adjusted EBITDA per common share:
- Basic	$1.13	0.97	1.16
- Diluted	$1.10	0.94	1.16

Net income(loss)	$31,630	$22,468	$(30,747)
Adjustments:
Restructuring and impairment charges	2,475	—	267
Stock-based compensation expense	605	641	1,279
Amortization of intangibles	2,080	1,990	5,718
Foreign currency loss (gain), net	(18,234)	(21,359)	48,273
Derivative valuation loss (gain), net	(203)	(158)	950
Special expense for IPO incentive	—	12,146	—
Loss on early extinguishment of senior notes	4,103	—	—

Adjusted net income	$22,456	$15,728	$25,740

Adjusted net income per common share:
- Basic	$0.58	$0.41	$0.68
- Diluted	$0.56	$0.40	$0.68

We define Adjusted EBITDA as net income adjusted to exclude (i) depreciation and amortization (ii) interest expense, net, (iii) income tax expense, (iv) restructuring and impairment charges (v) stock-based compensation expense, (vi) foreign currency loss (gain), net, (vii) derivative valuation loss (gain), net, (viii) special expense for IPO incentive, and (ix) loss on early extinguishment of senior notes.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income adjusted to exclude (i) restructuring and impairment charges, (ii) stock-based compensation expense, (iii) amortization of intangibles, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) special expense for IPO incentive, and (vii) loss on early extinguishment of senior notes.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$177,764	$172,172
Accounts receivable, net	123,792	119,054
Inventories, net	86,826	68,435
Other receivables	4,217	2,919
Prepaid expenses	9,257	8,207
Other current assets	10,724	18,920

Total current assets	412,580	389,707

Property, plant and equipment, net	191,133	179,012
Intangible assets, net	24,177	27,538
Long-term prepaid expenses	6,103	8,235
Other non-current assets	21,260	21,252

Total assets	$655,253	$625,744

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$73,906	$58,264
Other accounts payable	23,098	14,645
Accrued expenses	41,780	32,635
Current portion of capital lease obligation	6,149	5,557
Other current liabilities	4,747	5,048

Total current liabilities	149,680	116,149

Long-term borrowings	212,441	246,882
Obligation under capital lease	123	3,105
Accrued severance benefits, net	97,417	87,778
Other non-current liabilities	5,778	8,979

Total liabilities	465,439	462,893

Commitments and contingencies

Stockholder’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 39,357,471 and 38,401,985 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	394	384
Additional paid-in capital	97,987	95,585
Retained earnings	126,255	72,157
Accumulated other comprehensive loss	(34,822)	(5,275)

Total stockholders’ equity	189,814	162,851

Total liabilities and stockholders’ equity	$655,253	$625,744

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
Cash flows from operating activities
Net income	$54,098	$354
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	29,315	29,985
Provision for severance benefits	8,396	9,380
Amortization of debt issuance costs and original issue discount	491	449
Loss (gain) on foreign currency translation, net	(44,109)	29,975
Gain on disposal of property, plant and equipment, net	(11)	(9)
Loss on disposal of intangible assets, net	8	7
Restructuring and impairment charges	2,475	603
Stock-based compensation	1,246	2,752
Cash used for reorganization items	—	1,475
Loss on early extinguishment of senior notes	4,103	—
Other	1,104	740
Changes in operating assets and liabilities
Accounts receivable	2,103	(45,243)
Inventories	(14,300)	1,342
Other receivables	(1,309)	119
Other current assets	(884)	(92)
Deferred tax assets	824	618
Accounts payable	12,139	7,542
Other accounts payable	13,800	11,330
Accrued expenses	3,141	7,841
Other current liabilities	(1,155)	(1,172)
Payment of severance benefits	(3,745)	(2,760)
Other non-current liabilities	(232)	(2,855)

Net cash provided by operating activities before reorganization items	67,498	52,381

Cash used for reorganization items	—	(1,475)

Net cash provided by operating activities	67,498	50,906

Cash flows from investing activities
Proceeds from disposal of plant, property and equipment	23	13
Purchase of plant, property and equipment	(26,926)	(20,509)
Payment for intellectual property registration	(324)	(245)
Decrease in short-term financial instruments	—	329
Collection of guarantee deposits	979	999
Payment of guarantee deposits	(1,483)	(769)
Other	(402)	(9)

Net cash used in investing activities	(28,133)	(20,191)

Cash flows from financing activities
Proceeds from issuance of common stock	8,818	—
Proceeds from issuance of senior notes	—	246,685
Debt issuance costs paid	—	(8,313)
Repayment of Long-term borrowings	—	(61,750)
Repurchase of senior notes	(38,150)	—
Distribution to stockholders	—	(130,697)
Repayment of obligation under capital lease	(3,182)	—

Net cash provided by (used in) financing activities	(32,514)	45,925
Effect of exchange rates on cash and cash equivalents	(1,259)	(255)

Net increase in cash and cash equivalents	5,592	76,385

Cash and cash equivalents
Beginning of the period	172,172	64,925

End of the period	$177,764	$141,310